EXHIBIT 99.2


FOR IMMEDIATE RELEASE                      Contact:  Joe Winn, Chief Financial
                                           Officer or Bruce Danziger, Director
                                           of Investor Relations
                                           (617) 375-7500


                         AMERICAN RADIO SYSTEMS ACQUIRES
                       KFRG-FM, SAN BERNARDINO, CALIFORNIA

Boston, Massachusetts - April 3, 1997 -- American Radio Systems Corporation (NYSE: AFM) announced today that it has reached an agreement to acquire radio stations KFRG-FM in Riverside/San Bernardino, CA, and KXFG-FM in Sun City, CA from Amaturo Group of California, Ltd. The stations will be acquired for approximately $60,000,000. Consummation of the transaction is subject to regulatory approval.

Steve Dodge, American's Chairman and CEO, stated, "Acquiring KFRG-FM gives us strong access to another dynamic growth market. Already 26th ranked among metros nationally, Riverside/San Bernardino is California's fastest growing area. And KFRG is a well-run and successful Country radio station, arguably one of the nation's best. We appreciate the fine job Joe Amaturo and General Manager Tom Hoyt have done building this market leader."

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or programs and markets 47 FM and 24 AM stations in Boston, Baltimore, Portland, Sacramento, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton, Cincinnati and Fresno. The Company also has options and/or agreements to buy additional radio stations in Cincinnati, West Palm Beach, Rochester, and Fresno. In addition, on August 5, 1996 the Company entered into a merger agreement with EZ Communications, Inc. EZ Communications owns and/or programs and markets 23 radio stations in seven markets nationwide.











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                        (617) 375-7500 FAX (617) 375-7575